Exhibit (h)(1)
FIRST AMENDMENT TO AMENDED AND RESTATED
WIRING AGREEMENT
     THIS FIRST AMENDMENT is made as of July 18, 1994 by and among STATE STREET BANK AND TRUST COMPANY, a Massachusetts banking corporation (“State Street”), GOLDMAN, SACHS & CO., a New York limited partnership (“Goldman”), and THE NORTHERN TRUST COMPANY, an Illinois banking corporation (“Northern”) and shall amend that certain Amended and Restated Wiring Agreement dated as of January 25, 1994 executed by and among State Street, Goldman and Northern (the “Amended and Restated Wiring Agreement”).
WITNESSETH:
          WHEREAS, State Street has been appointed custodian of the securities and cash of the open-end management investment companies registered under the Investment Company Act of 1940 that are listed on the attached Exhibit A of the Amended and Restated Wiring Agreement;
          WHEREAS, the Amended and Restated Wiring Agreement provided for Northern to act as its sub-custodian pursuant to each custodian agreement that governs a Portfolio (as defined in the Amended and Restated Wiring Agreement), and to perform the services provided for in the Amended and Restated Wiring Agreement relating to maintaining the accounts referred to therein; and
          WHEREAS, the parties hereto desire to amend the Amended and Restated Wiring Agreement to allow for the receipt of checks in connection with the purchase of shares or units of a Portfolio as set forth herein;
          NOW, THEREFORE, the parties hereto hereby agree as follows:
          1. Terms Used. Terms used but not otherwise defined herein are used with the same meanings as in the Amended and Restated Wiring Agreement, as amended hereby.
          2. Section 1.01. Section 1.01 of the Amended and Restated Wiring Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:
     “1.01 Transfer of Remittances Received to State Street. Northern will receive remittances in purchase of units of a Portfolio by Federal Reserve wire from existing and prospective unitholders of a Portfolio or by check deposited by Goldman. For purposes of this Agreement, the term “check” shall be deemed to include money orders.
     (a) Transfer of Remittances Received by Federal Reserve Wire to State Street. Subject to the terms of Section 1.02, remittances for a Portfolio received by Northern by Federal Reserve wire in collected federal funds before the Closing Hour established by the Federal Reserve Bank in Chicago in accordance with Appendix A of its Operating Circular No. 8, as revised from time to time, for acceptance of third party wire transfers (“Transfer Deadline”) on each “Business Day” (as such term is defined in Article 7 hereof) will be transferred periodically during such Business Day to State Street by Federal Reserve wire for crediting to a Portfolio’s custodial account pursuant to and in accordance with Instructions from Goldman. For purposes of this Agreement, transfers to State Street shall be deemed effected at such time as they are accepted by the Federal Reserve Bank of Chicago. Remittances received by Northern by Federal Reserve wire in collected federal funds on any Business Day will be so transferred as early as practicable on the following Business Day upon Instructions from Goldman. Northern shall make available to Goldman by 9:00 a.m., Chicago time, on each Business Day information concerning the amount of any federal funds received by Northern on the preceding Business Day by Federal Reserve wire that were not transferred to State Street on such preceding Business Day, including the amount of any returned wires described in Section 1.06. The phrase “received by Northern”, or its equivalent, wherever appearing in this Agreement means received by Northern in Chicago unless otherwise indicated.
     (b) Transfer of Remittances Received by Check from Goldman to State Street. Subject to the terms of Section 1.02, remittances for a Portfolio received by Northern by check deposited by Goldman will be transferred no earlier than on such check’s Check Transfer Date (as defined hereinbelow) to State Street by Federal Reserve wire for crediting to a Portfolio’s custodial account pursuant to and in accordance with Instructions from Goldman. Remittances so received by Northern by check will be so transferred as early as practicable but in no event prior to the appropriate Check Transfer Date, as set forth in this Section 1.01(b) above, upon Instructions from Goldman. The term “Check Transfer Date” shall mean a Business Day two (2) Business Days after the receipt of any check by Northern if received by Northern no later than 2:00 p.m. on the date of receipt or three (3) Business Days if received by Northern later than 2:00 p.m. on the date of receipt.”
          3. Section 1.02. Section 1.02 of the Amended and Restated Wiring Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:
     “1.02 Delayed Transfers. Remittances in purchase of units of a Portfolio which are being held pending transfer by Northern as described in Section 1.01 will be deposited in an account or accounts in the name of State Street as custodian for a Portfolio (collectively, the “Purchase Account”).
     (a) If all of the funds in the Purchase Account which are received by Northern by Federal Reserve wire in collected federal funds not later than 15 minutes before the Transfer Deadline are not transferred to State Street on the same day such funds are received by Northern, Northern shall be penalized and shall be liable to State Street as custodian for a Portfolio a penalty with respect to all or such portion of the funds that were not so transferred pending transfer of such funds to State Street. Such penalty shall be computed using the Federal Funds Rate Less Reserves (as defined in Section 7.07) applicable to each day of the period for which such penalty shall be payable as such Rate may change from day to day during such period (the “Penalty Amount”). Under the following circumstances Northern may be penalized and may be liable to State Street as custodian for a Portfolio with respect to certain other remittances (including remittances returned by State Street as described in Section 1.06): (1) In the event remittances in the aggregate amount of less than $10,000,000 are received by Northern by federal Reserve wire in collected federal funds during the period beginning 15 minutes before the Transfer Deadline and ending 15 minutes after the Transfer Deadline are not transferred to State Street on the same day such funds are received by Northern, Northern shall be penalized and shall be liable to State Street as custodian for a Portfolio for the Penalty Amount with respect to all or such portion of such aggregate amount that was not so transferred pending transfer of such funds to State Street; (2) In the event (a) remittances in the aggregate amount of $10,000,000 or more are received by Northern by Federal Reserve wire in collected federal funds later than 15 minutes before the Transfer Deadline, or (b) remittances in any amount are received by Northern by Federal Reserve wire in collected federal funds later than 15 minutes after the Transfer Deadline, Northern shall be required to use only its best efforts to transfer the funds to State Street, and any penalty for Northern’s failure to transfer such funds to State Street on the same day the funds are received by Northern shall be limited to such amount, if any, as State Street, Goldman and Northern agree upon, and if they are unable to agree, as Northern determines, in its sole discretion, is reasonable and appropriate under the circumstances. Northern shall be responsible for the safekeeping of all funds held in the Purchase Account, and the amounts due State Street under this Section shall be transferred to State Street as soon as practicable upon receipt of Instructions from State Street.
     (b) If all of the funds in the Purchase Account which are received by Northern by check are not transferred to State Street on the relevant Check Transfer Date upon Instructions to so transfer received from Goldman Northern shall be penalized and shall be liable to State Street as custodian for a Portfolio for a penalty equal to the Penalty Amount with respect to all or such portion of the funds that were not so transferred pending transfer of such funds to State Street. Northern shall be responsible for the safekeeping of all funds held in the Purchase Account, and the amounts due State Street under this Section shall be transferred to State Street as soon as practicable upon receipt of Instructions from State Street.”

          4. Captions. The captions employed with respect to Sections in this First Amendment are for convenient reference solely and will not affect the construction or interpretation hereof.
          5. Successors and Assign. This First Amendment shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors and assigns.
          6. Governing Law. The laws of the State of Illinois shall govern the construction and interpretation hereof.
          7. Counterparts. This First Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

STATE STREET BANK AND TRUST COMPANY
By	/s/ Denise M. Comeau
NAME: Denise M. Comeau
TITLE: Vice President

GOLDMAN, SACHS & CO.
By	/s/ Michael R. Armellino
NAME: Michael R. Armellino
TITLE: General Partner

THE NORTHERN TRUST COMPANY
By	/s/ Peggy O’Leary
NAME: Peggy O’Leary
TITLE: Second Vice President

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